UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Cedar Fair, L.P.

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On January 4, 2011, Cedar Fair issued the following press release:

For Immediate Release January 4, 2011	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR BOARD OF DIRECTORS URGES UNITHOLDERS NOT TO BE DISTRACTED BY Q INVESTMENTS’ ONGOING DISSIDENT CAMPAIGN AND NUMEROUS LAWSUITS AND VOTE AGAINST PROPOSALS AT THE SPECIAL MEETING

—	Company seeks to “set the record straight and respond to Q Investments’ barrage of rhetoric”and the hedge fund’s “unnecessary and costly attacks” since becoming a unitholder a year ago

—	Among other things, Company notes that Q Investments’ Geoffrey Raynor turned down offer to join Cedar Fair’s Board and participate directly in CEO succession planning

—	Prudent fiscal policy considered a key catalyst for Company’s restored distributions and unit price appreciation of 112% since November 2009

SANDUSKY, OHIO, January 4, 2011 – The Board of Directors of Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today sent a letter to all unitholders that provides the facts behind the self-serving statements and mischaracterizations made by Q Funding III, L.P. and Q4 Funding, L.P. (“Q Investments”) in support of the proposals submitted by the hedge fund to be considered at a Special Meeting of Unitholders on January 11, 2011.

The Board believes the proposed amendments to the Company’s Partnership Agreement would not be in the best interests of unitholders because, among other things, they would severely limit the options available to the Board in pursuit of its strategy to maximize long-term value. In addition, they would greatly disrupt the Company’s deliberate and ongoing CEO succession planning process that is well under way and is expected to be completed by the end of the second quarter of 2011.

The text of the letter to unitholders follows in its entirety:

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259       419-627-2233

CEDAR FAIR BOARD URGES UNITHOLDERS NOT TO BE DISTRACTED BY Q INVESTMENTS’ ONGOING DISSIDENT CAMPAIGN; VOTE AGAINST PROPOSALS AT THE SPECIAL MEETING

January 4, 2011

Dear Fellow Cedar Fair Unitholder:

Q Funding III, L.P. and Q4 Funding, L.P. (“Q Investments”), entities of a Texas-based hedge fund led by Geoffrey Raynor, certainly have a way with words.

Over the past year, through their communications and filings, there has been no shortage of self-serving statements and mischaracterizations about Cedar Fair and its Board by Q Investments in hopes of gaining your support for their proposals being considered at the January 11, 2011, Special Meeting of Limited Partner Unitholders.

We think it’s important to set the record straight and respond to Q Investments’ barrage of rhetoric with the facts.

FACT: CEDAR FAIR IS STRONGER TODAY BECAUSE OF ITS PROVEN AND PRUDENT FISCAL POLICY

Contrary to what Q Investments and Mr. Raynor would have you believe, Cedar Fair’s business strategy for creating sustained value for unitholders has – and continues to – work. Since our focus turned to debt reduction and our capital structure, Cedar Fair’s management team has successfully managed the business by achieving the proper balance between superb guest experience and fiscal prudence. As a result, and since the distribution was suspended in November, 2009, the Company’s unit price has increased 112%, significantly more than the 19% achieved by the S&P 500 during this same period1.

FACT: CEDAR FAIR’S BOARD IS – AND HAS ALWAYS BEEN – FOCUSED ON PAYING DISTRIBUTIONS TO UNITHOLDERS

Your Board continues to favor growing the distribution in a responsible, sustainable manner. In fact, when we refinanced Cedar Fair’s debt in July 2010 at historically attractive rates and with more flexible covenants than our previous agreement, we negotiated vigorously with our lenders to arrive at a refinancing agreement that would allow the distribution to be restored immediately and to permit

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259       419-627-2233

CEDAR FAIR BOARD URGES UNITHOLDERS NOT TO BE DISTRACTED BY Q INVESTMENTS’ ONGOING DISSIDENT CAMPAIGN; VOTE AGAINST PROPOSALS AT THE SPECIAL MEETING

January 4, 2011

increasing distributions in the future. The fact is that refinancing our debt and delivering a meaningful and sustainable distribution to unitholders are not mutually exclusive strategies. Furthermore, with a balanced focus on debt reduction and distributions, the value to the unitholder is greatly enhanced as debt is reduced and unitholders truly own a greater proportion of Cedar Fair.

We also believe that the market supported the successful refinancing as reflected by the 17% unit price increase to $15.16 on December 31, 2010, from $13.00 on July 14, 2010, the day we announced the pricing of our debt refinancing.

FACT: MR. RAYNOR’S AND Q INVESTMENTS’ ACTIONS DEMONSTRATE THEY HAVE NO INTEREST IN ENGAGING IN A CONSTRUCTIVE DIALOGUE

Given that Q Investments has filed four lawsuits against Cedar Fair in its 12 months as a unitholder and has declined management’s invitation to meet, we have no other choice but to believe that Mr. Raynor has no desire to engage in constructive dialogue with your company.

In addition, despite Cedar Fair’s strong performance in an economic climate not seen in generations and the fact that the Company added to the Board two directors designated by Q Investments, the hedge fund in its December 9, 2010, letter to the Board referencing the hiring of Korn/Ferry International to assist with the Company’s ongoing succession planning process, stated:

“We therefore wish to make it clear to this board, and to any potential candidate, that just because this board has endorsed their candidacy, we may not support the candidate. And if we do not support the candidate, we will campaign vigorously for his or her removal at the earliest possible time.”

This statement clearly indicates to us that regardless of how unitholders vote at the Special Meeting, Q Investments intends to continue its unnecessary and costly attacks on your Company. This not-so-veiled threat to anyone being considered by Korn/Ferry for the CEO position, coupled with the severe restrictions they wish to place on the pool of CEO candidates, suggests to us the short-term interests of their hedge fund investors are not aligned with the best interests of all Cedar Fair unitholders. (Note: according to Q Investments’ 13F filing as of September 30, 2010, only one stock out of more than 30 in its portfolio had been held for more than two years.)

FACT: CEDAR FAIR’S BOARD IS HIGHLY QUALIFIED, INDEPENDENT AND HAS CONSIDERABLE BUSINESS AND FINANCIAL EXPERIENCE; MR. RAYNOR WOULD KNOW THIS IF HE HAD ACCEPTED OUR OFFER TO JOIN OUR BOARD

Despite Q Investments’ assertions to the contrary, the Cedar Fair Board consists of highly qualified, independent individuals with considerable business and financial experience. The Board engages in open and frank discussions, and always considers new ideas, whether proposed by directors, management or unitholders. Mr. Raynor would know this if he had accepted our offer to join the Board and participate in the succession planning process. We can only conclude that Mr. Raynor

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259       419-627-2233

CEDAR FAIR BOARD URGES UNITHOLDERS NOT TO BE DISTRACTED BY Q INVESTMENTS’ ONGOING DISSIDENT CAMPAIGN; VOTE AGAINST PROPOSALS AT THE SPECIAL MEETING

January 4, 2011

decided it would be too difficult to reconcile a director’s fiduciary responsibility to all unitholders with the short-term interests of his hedge fund investors.

Currently, seven of your Board’s nine directors meet the New York Stock Exchange’s standards for determining director independence, and all members of the Audit, Governance and Compensation committees are independent. Two of these independent directors, Eric Affeldt and John Scott, were appointed to the Board as a result of an agreement with Q Investments. The Board is unanimous in its belief that Q Investments proposals would harm the Company.

We are also surprised by Q Investments’ recent personal attacks on Dick Kinzel, whom they have openly stated is one of the best operators in the industry. Under Dick’s leadership, the Company has paid out more than $1.4 billion in cash distributions, or more than $29 per unit. Since he became President and CEO of the Company in 1987, Cedar Fair has delivered a 9.6% compound rate of return, which is higher than the S&P 500 Large Cap and S&P 600 Small Cap indices, and higher than peers such as Disney and Pinnacle Entertainment.

Your Board believes the adoption of the amendments proposed by Q Investments would not be in the best interests of unitholders because they would severely limit the options available to your Board in pursuit of its strategy to maximize long-term value. In addition, they would greatly disrupt the Company’s deliberate and ongoing succession planning process that is well under way and is expected to be completed prior to the end of the second quarter of 2011.

We are proud of the numerous financial and operational successes the Company has achieved over its history and particularly during the past 12 months. We are equally excited about the growth potential that the Company can achieve over the long term. We firmly believe that we have the strategy and leadership necessary to deliver the value creation that all of our unitholders seek.

We respectfully ask for your continued support and look forward to reporting our progress to you.

YOUR BOARD UNANIMOUSLY OPPOSES EACH OF THE PROPOSED Q INVESTMENTS AMENDMENTS, AND STRONGLY URGES ALL UNITHOLDERS TO VOTE “AGAINST” PROPOSALS 1 AND 2 AND STRONGLY URGES ALL UNITHOLDERS TO UTILIZE THE WHITE PROXY CARD AND TO DISCARD ANY PROXY CARD RECEIVED FROM Q INVESTMENTS.

If you have voted for the proposals on a Green proxy card sent to you by Q Investments, you can revoke that proxy by voting AGAINST the proposals on a later dated WHITE proxy card, or by voting by telephone or Internet.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259       419-627-2233

CEDAR FAIR BOARD URGES UNITHOLDERS NOT TO BE DISTRACTED BY Q INVESTMENTS’ ONGOING DISSIDENT CAMPAIGN; VOTE AGAINST PROPOSALS AT THE SPECIAL MEETING

January 4, 2011

Sincerely,

Cedar Fair Board of Directors

Michael Kwiatkowski	Richard Kinzel

Eric Affeldt	David Paradeau

Darrel Anderson	John Scott, III

Richard Ferreira	Steven Tishman

C. Thomas Harvie

[1]	FactSet; market data as of 12/10/10

Additional Information About the Special Meeting of Unitholders

This may be deemed to be solicitation material in respect of the Company’s Special Meeting of Unitholders scheduled for January 11, 2011. On December 10, 2010, in connection with the Special Meeting, the Company filed a definitive proxy statement and a form of proxy with the SEC and the definitive proxy statement and a form of proxy has been mailed on or about December 13, 2010 to the Company’s unitholders of record as of December 9, 2010. In addition, the Company will file with, or furnish, to the SEC all additional relevant materials. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING. Investors and security holders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s Unitholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Investor Relations, Cedar Fair, L.P., One Cedar Point Dr., Sandusky, OH 44870, telephone: (419) 627-2233, or from the Company’s website, www.cedarfair.com or by contacting Morrow & Co., LLC, at (203) 658-9400 or toll free at (800) 206-5879.

The Company and its directors and executive officers and certain other members of its management and employees may be deemed to participate in the solicitation of proxies in respect of the Special Meeting

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259       419-627-2233

CEDAR FAIR BOARD URGES UNITHOLDERS NOT TO BE DISTRACTED BY Q INVESTMENTS’ ONGOING DISSIDENT CAMPAIGN; VOTE AGAINST PROPOSALS AT THE SPECIAL MEETING

January 4, 2011

of Unitholders. Additional information regarding the interests of such potential participants is included in the definitive proxy statement.

*** END OF LETTER TO UNITHOLDERS ***

About Cedar Fair

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company’s northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls, and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; California’s Great America; and Gilroy Gardens, which is managed under contract.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259       419-627-2233